Investor Relations:
Jeffrey Potter
Vice President, Corporate Development

& Investor Relations

813-290-6313
Jeff.Potter@wellcare.com

WELLCARE ANNOUNCES PRICING OF FOLLOW-ON PUBLIC OFFERING

Tampa, Florida (December 17, 2004) — WellCare Health Plans, Inc. (NYSE: WCG) announced today that it has priced its previously announced follow-on public offering at $32.00 per share. A total of 6,000,000 shares are being sold by selling stockholders (as identified in the prospectus) and 1,500,000 shares are being sold by WellCare. The underwriters have an option to purchase an additional 1,125,000 shares from one of the selling stockholders to cover over-allotments, if any.

WellCare intends to use its net proceeds from the offering to provide additional long-term capital to support the growth of its business, which may include select acquisitions. WellCare will not receive any of the proceeds from the shares of common stock being sold by the selling stockholders.

Morgan Stanley & Co. Incorporated acted as lead manager for the offering and the co-managers were SG Cowen & Co., LLC, UBS Securities LLC and Wachovia Capital Markets, LLC. A copy of the final prospectus related to this offering may be obtained from Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, New York 10036-8200, telephone number 212-761-6775.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services targeted exclusively to government-sponsored healthcare programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare serves 734,000 members in Florida, New York, Connecticut, Illinois, Indiana and Louisiana.